                                                                    EXHIBIT 12.1

                                                     DAILEY INTERNATIONAL INC.
                                                 RATIO OF EARNINGS TO FIXED CHARGES
                                                  (in thousands, except for ratio)


                                    Fiscal Year Ended April 30,                 Six Months Ended October 31,
                            -------------------------------------------  --------------------------------------------------
                                                        Pro Forma                                             Pro Forma
                             1995     1996     1997       1997            1996              1997                1997
                                                       (unaudited)                                           (unaudited)

Earnings:
  Pretax income (loss)
  from continuing
  operations                 $806    $4,041   $3,975    ($15,580)         $3,622            $2,353             ($3,815)

  Interest expensed
  and capitalized           1,061       967      833      26,348             552             3,561              13,636

  Less: Capitalized                                                                          (411)               (411)
  interest

  Net amortization of
  debt discount and
  premium and
  issuance expense             20        21       23         751              14                83                 447

  Interest portion of
  rental expense              563       716      593         636             307               373                 395
                           -------------------------------------------  --------------------------------------------------
  Earnings                 $2,450    $5,745   $5,424     $12,155          $4,495            $5,959             $10,252

Fixed Charges:

  Interest expensed
  and capitalized           1,061       967      833      26,348             552             3,561              13,636

  Net amortization of
  debt discount and
  premium and
  issuance expense             20        21       23         751              14                83                 447

  Interest portion of
  rental expense              563       716      593         636             307               373                 395
                           -------------------------------------------  --------------------------------------------------
  Fixed Charges            $1,644    $1,704   $1,449     $27,735            $873            $4,017             $14,478

Ratio of earnings to
  fixed charges               1.5       3.4      3.7         0.4             5.1               1.5                 0.7
